Green Forest Management Consulting Inc.

3F B302C, No. 185 Kewang Road

Longtan Township, Taoyuan County 325

Taiwan (R.O.C.)

February 4, 2013

Deng Wei Yuan

2F., No. 28, Yuxing, Miaoli City,

Miaoli County 360, Taiwan (R.O.C.)

Re:	Letter of Intent to Purchase Land
LandLot:	Fuli Section

Miaoli City, Miaoli County

Taiwan (R.O.C.)

Land Serial Nos.: 1100, 1318

Dear Mr. Deng:

This non-binding letter of intent (the “LOI”) sets forth our understanding of the mutual intentions of the below parties regarding the proposed sale of two pieces of land consisting of approximately 14,853 square meters of land and 957 square meters of land in Fuli Section, Miaoli City, Miaoli County, Taiwan (R.O.C.), designated by Land Serial Nos. 1100 and 1318 (the “Land”), by Deng Wei Yuan (the “Seller”), to Green Forest Management Consulting Inc., a Taiwan (R.O.C.) corporation (the “Purchaser”) (Purchaser and Seller may also be referred to hereinafter individually as a “Party” and collectively as the “Parties”).

1. Transaction. The planned sale will be accomplished by Purchaser purchasing the Land from Seller (the “Land Purchase”) at a price to be negotiated by the Parties in accordance with the terms of a definitive land purchase agreement (the “Land Purchase Agreement”). In addition, the Parties will jointly determine the optimum tax structure for the transaction in order to best satisfy tax planning, regulatory and other considerations.

2. Transaction Closing.  The Parties shall use their commercially best efforts to close the Land Purchase (the “Closing”) within 180 days of both Parties executing the LOI. Should the Parties be unable to close the transaction within that time period, the timeline for Closing will be renegotiated by the Parties.

3. Definitive Agreements.  Following execution of this LOI, the Parties shall commence negotiation and preparation of the Land Purchase Agreement and any other necessary documents (together, the “Definitive Agreements”) that will define the terms and other commitments contemplated by the Parties. The Definitive Agreements will contain the general provisions outlined above in addition to the usual and customary representations and warranties, covenants, conditions and indemnifications for a transaction of this kind, including, but not limited to, tax and securities filings, and state and local corporate filings.

4. Conditions.  For a period of 180 days following execution of this LOI (the “Due Diligence Period”), the Seller must comply with all reasonable requests of Purchaser to review relevant information concerning the Land, including allowing the Purchaser to conduct and obtain a satisfactory title search and survey of the Land, conduct environmental and feasibility studies as necessary, as well as allow Purchasers to determine if the land may be rezoned by the relevant governmental authorities to meet Purchaser’s needs and planned uses.

5. Seller’s Warranties. The Land Purchase Agreement shall be subject to and include the following Seller warranties:

(a)	Authority and Marketable Title. Seller is the owner of the Land, possesses the requisite authority to enter into and perform the Land Purchase Agreement, and has the absolute right to sell, assign and transfer the Land to Purchaser at Closing.
(b)	No Pending Litigation or Bankruptcy. There are no actions, suits or proceedings pending or threatened against, or affecting, the Land. No bankruptcy or similar action, whether voluntary or involuntary, is pending or is threatened against Seller, and Seller has no intention of filing or commencing any such action.
(c)	No Outstanding Purchase Option. No option, right of first refusal or other contractual opportunity to purchase the Land has been granted to, or executed with, a third-party that is enforceable against Seller and/or the Land giving such third-party a right to purchase an interest in the Land or any part thereof.
(d)	Notice of Repairs. Seller has received no written notice from any governmental agency concerning repairs, alterations or corrections that must be made to the Land.
(e)	Hazardous Materials. To the best of Seller’s actual knowledge, no toxic or hazardous materials are now or will be at Closing located on or below the surface of the Land. There are no petroleum storage tanks located on or beneath the surface of the Land.
(f)	Parties in Possession. As of the Closing date, there will be no adverse or other parties in possession of the Land or any part thereof, nor has any party been granted any license, lease or other right or interest relating to the use or possession of the Land or any part thereof.
(g)	Other Contracts. Seller is not a party to any contracts relating to the Land that are not terminable at will, except as follows: [to be detailed in Land Purchase Agreement].
(h)	No Undisclosed Restrictions. Seller has not, nor to the best of Seller’s knowledge or belief has any predecessor in title, executed or caused to be executed any document with or for the benefit of any governmental authority restricting the development, use or occupancy of the Land that has not specifically been disclosed to Purchaser or that would not be revealed in a title report.

6. Transaction, Broker and Document Expenses.  Each Party shall be solely responsible for all fees and expenses of the Parties’ agents, advisors, attorneys, brokers and accountants with respect to the negotiation of this LOI, the negotiation and drafting of the Definitive Agreements and, if the Definitive Agreements are executed, the closing of the Transaction.

7. No Shop.  Until the closing of the Acquisition, or termination of negotiations related to the Acquisition, Seller may not enter into any transaction or agreement related to the sale of the Land, or otherwise encumber or enter into an agreement that would encumber the Land, or enter into any agreement outside of the ordinary course of business or that would otherwise hinder the Parties’ rights or intentions under this LOI.

8. Confidentiality, Non-Disclosure and Subsequent Public Announcement. Neither Party shall disclose to any other person (other than such party’s employees, representatives and agents who are bound by confidentiality agreements or other confidentiality obligations) the terms or conditions hereof or the fact that the Acquisition is being contemplated by the Parties. Following the execution of this LOI, Green Forest shall release a Form 8-K with the Securities and Exchange Commission and a related press release regarding the LOI and the proposed Acquisition. With the exception of the Form 8-K and press release described in this section, the Parties agree not to issue any further press releases or make any further public announcement regarding the Acquisition prior to the Closing without prior written mutual consent of all Parties, except where a public announcement is otherwise required by law. In addition, each of the Parties hereto shall keep confidential each of the provision of this LOI and the agreements referenced or contemplated herein and all information each party obtains regarding the other party (collectively, the “Confidential Information”), except if (a) the information is already a matter of public record or knowledge; (b) the information may be necessary to a Party’s financial or legal advisor(s) (subject to such party agreeing to be bound to the non-disclosure covenants contained in this paragraph); or (c) such disclosure is required by law. This covenant regarding Confidential Information shall indefinitely survive the termination of this LOI or any Definitive Agreements.

9. Acknowledgments and Assent. The Parties acknowledge that they were advised to consult with an independent attorney prior to signing this LOI and that they have in fact consulted with counsel of their own choosing prior to executing this LOI. The Parties agree that they have read this LOI and understand the content herein and freely and voluntarily assent to all of the terms herein.

10. Entire Agreement; Amendment; Counterparts. This LOI represents the entire understanding of the Parties with respect to the terms of Purchaser’s proposed acquisition of the Land and supersedes all prior and/or contemporaneous agreements, representations and understandings, whether written or oral. This LOI may only be amended, modified or extended by a written agreement signed by both Parties hereto. This LOI may not be assigned without the other Party’s written consent. This LOI may be signed in two or more counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts will constitute one and the same agreement.

We trust that these terms accurately reflect our understanding. If there are any questions or comments regarding the same, please feel to contact me at your convenience. Otherwise kindly execute this LOI acknowledging your agreement to the terms outlined above.

Agreed and accepted by:

Green Forest Holding, Inc. a Taiwan (R.O.C.) corporation By: /s/ Chiang Yu Chang Name: Chiang Yu Chang Title: Chairman	/s/ Deng Wei Yuan Deng Wei Yuan